CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 10 to Registration Statement No. 333-85731 of Merrill Lynch Small Cap Growth Fund of Mercury Funds, Inc. (the “Fund”) on Form N-1A of our reports dated July 15, 2005 for the Fund and for Merrill Lynch Master Small Cap Growth Portfolio, one of the portfolios constituting Mercury Master Trust, respectively, both appearing in the May 31, 2005 Annual Report of the Fund, which is incorporated by reference in the Statement of Additional Information, which is part of this Registration Statement. We also consent to the reference to us under the caption “Financial Highlights” in the Prospectus, which is also part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

September 12, 2005